Form of Advisory Agreement
                           with The Merlin Group, Inc.

                               ADVISORY AGREEMENT

      THIS AGREEMENT is made as of the 2nd day of January, 1997 by and between The Merlin Group, Inc., a Florida corporation and Steven T. Dorrough, its authorized agent (hereinafter collectively referred to as the "Consultant") and Workforce Systems Corp., a Florida corporation (hereinafter referred to as the "Company").

      WHEREAS, the Company is a publicly-held company with three operating subsidiaries.

      WHEREAS, the Company requires and will continue to require consulting services relating to management, strategic planning and marketing in connection with its business.

      WHEREAS, the Consultant can provide the Company with strategic planning and consulting services and is desirous of performing such services for the Company.

      NOW, THEREFORE, in consideration of the recitals, promises and conditions in this Agreement, the parties hereto agree as follows:

      1.    RECITALS.  The foregoing recitals are true and correct.

      2. CONSULTING SERVICES. During the term of this Agreement, Consultant shall provide advice to, undertake for and consult with the Company concerning management, marketing, consulting, strategic planning, corporate organization and structure, financial matters in connection with the operation of the businesses of the Company, expansion of services, acquisition and business opportunities, and shall review and advise the Company regarding its overall progress, needs and condition. Consultant agrees to provide on a timely basis the following enumerated services plus any additional services contemplated thereby:

            (a) The implementation of short-range and long-range strategic planning to fully develop and enhance the Company's assets, resources, products and services;

            (b) The implementation of programs to enable the Company to broaden the markets for its services and promote the image of the Company and its products and services;

            (c) Advise the Company relative to the recruitment and employment of key executives consistent with the expansion of operations of the Company;

            (d) The identification, evaluation, structuring, negotiating and closing of joint ventures, strategic alliances, business acquisitions and advice with regard to the ongoing management and operating of such acquisitions upon consummation thereof; and

            (e)   Advice  and  recommendations   regarding  corporate  financing
including the structure, terms and content of bank loans, institutional loans, private debt funding, mezzanine financing, and other preferred and common stock equity private or public financings.

      3. TERM. The term of this Agreement shall commence as of the date hereof and shall terminate on December 31, 1997, unless extended as agreed to in writing by the parties hereto.

      4. DUTIES OF THE COMPANY. The Company shall provide Consultant, on a regular and timely basis, with all approved data and information about it, its subsidiaries, its management, its products and services and its operations as shall be reasonably requested by the Consultant, and shall advise Consultant of any facts which would affect the accuracy of any data and information previously supplied pursuant to this paragraph. The Company shall promptly supply Consultant with full and complete copies of all financial reports, all filings with all federal and state securities agencies, with full and complete copies of any stockholder reports, with all data and information supplied by the financial analyst and with all brochures or other sales materials relating to its products or services.

      5. COMPENSATION. As full and complete compensation for the Services, the Company shall pay the Consultant the Schedule of Compensation set forth on Exhibit A attached hereto and incorporated herein by such reference. The Consultant shall be responsible for all costs and expenses incurred by Consultant in rendering the Services provided hereunder.

      6. RELATIONSHIP OF PARTIES. This Agreement shall not constitute an employer-employee relationship. It is the intention of the parties that Consultant be an independent contractor and not an employee of the Company.
Consultant shall not have the authority to act as the agent of the Company and cannot bind the Company in any manner; however, the manner and means utilized by Consultant in the performance of the Services shall be under the sole control of the Consultant.

      7. CONFIDENTIALITY OF INFORMATION. In connection with the rendering of the Services by the Consultant, the Consultant will become privy to certain non-public information concerning the Company and the Candidates (the "Confidential Information"). The term "Confidential Information" does not include information (i) which is already in the Consultant's possession, (ii) which becomes generally available to the public other than as a direct or indirect result of disclosure to the Consultant, his affiliates, its officers, directors, agents and advisors (collectively, the "Representatives") or (iii) which becomes available to the Consultant on a non- confidential basis from a source other than the Company.

      The Consultant agrees that the Confidential Information will be used solely for the purpose of rendering the Services and that such information will be kept confidential by it and the Representatives. The Consultant acknowledges that the terms of this Agreement as they specifically relate to the nondisclosure of the Confidential Information shall be in perpetuity. The Consultant acknowledges and agrees that any threatened or actual breach by it of the representations, warranties and covenants contained herein would result in continuing and irreparable damage to the Company and that monetary damages would not adequately compensate the Company for any such breach. In the event or any actual or threatened breach, the Company shall be entitled to all legal and equitable remedies, including preliminary and permanent injunctive relief, and may in addition to any or all forms of relief recover from the Consultant all reasonable costs and attorney's fees should it prevail in a court of competent jurisdiction in enforcing its rights under this Agreement.

      8.    MISCELLANEOUS.

      (a) Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing or when deposited in the United States mail, first class postage prepaid, addressed to the other party at the addresses appearing in this Agreement. Either party may change its address by written notice made in accordance with this section.

      (b) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, administrators, executors, successors, subsidiaries and affiliates. This Agreement may not be assigned by the Consultant.

      (c) This Agreement shall be governed and construed in accordance with the laws of the State of Florida.

      (d) This Agreement constitutes the entire agreement between the parties. No promises, guarantees, inducements or agreements, oral or written, express or implied, have been made other than as contained in this Agreement. This Agreement can only be modified or changed in writing signed by both parties hereto.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and date first above written.


                              Workforce Systems Corp.

                              By:
                                 --------------------------
                                    Ella Boutwell Chesnutt,
                                    President

                              The Merlin Group, Inc.

                              By:
                                 --------------------------
                                    Steven T. Dorrough,
                                    Authorized Agent

                                    Exhibit A

                            Schedule of Compensation

      As full and complete compensation for the Services pursuant to Paragraph 4 of the Agreement, the Consultant shall be issued 100,000 shares of the Company's common stock, which such stock shall be fully registered under the Securities Act of 1933, as amended.